Exhibit 99.1
Lake Shore Bancorp, Inc. 8-K

Lake Shore Bancorp, Inc. Announces
Fourth Quarter Dividend

DUNKIRK, N.Y. —February 28, 2013 —Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced that the Company’s Board of Directors approved a $0.07 per share cash dividend on its common stock, payable on March 29, 2013, to shareholders of record as of March 11, 2013. Based on the Company’s closing stock price of $10.71 on February 26, 2013, the implied dividend yield for the Company’s common stock is currently 2.61%.

On February 26, 2013, Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 61.4% of the Company’s total outstanding stock, obtained the approval of its members (depositors of Lake Shore Savings Bank) at a special meeting of members to waive the MHC’s receipt of this dividend, as well as on any future quarterly dividends declared by the Company on its common stock (up to $0.07 per share) during the 12 months subsequent to the members’ approval of the dividend waiver proposal.

Historically, the MHC has waived its right to receive dividends declared on its shares of the Company’s common stock. The Federal Reserve Board has adopted interim final regulations that impose new conditions on the ability of mutual holding companies to waive the receipt of dividends from their subsidiaries such as the requirement to obtain the approval of the MHC’s members for the MHC to waive the receipt of dividends over a 12 month period. Following the receipt of member approval, the MHC has applied to the Federal Reserve Board for its non-objection to dividend waivers by the MHC for the next 12 months.  If this non-objection is obtained from the Federal Reserve Board prior to March 29, 2013, the expected payment date of the current dividend, the MHC intends to waive its receipt of the dividend.

Company Profile
Lake Shore Bancorp, Inc. (Nasdaq:LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York. The Company had total assets of $482 million and total deposits of $379 million as of December 31, 2012. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad array of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Lake Shore Bancorp, Inc.	Investor/Media Contact:
31 East Fourth Street	Rachel A. Foley
Dunkirk, New York 14048	Chief Financial Officer
(716) 366-4070 ext. 1220